Exhibit 99

FOR IMMEDIATE RELEASE

3M Fourth-Quarter Sales Increase 11 Percent to $6.1 Billion;

Earnings Increase 69 Percent to $1.30 per Share

— Company Raises 2010 Earnings Expectations —

ST. PAUL, Minn. — Jan. 28, 2010 - 3M (NYSE: MMM) today reported fourth-quarter earnings of $1.30 per share on sales of $6.1 billion, with operating income margins of 21.9 percent (a). Sales and per-share earnings increased 11.1 percent and 69 percent year-on-year, respectively. Excluding special items (b-g) in the fourth quarter of 2008, fourth-quarter 2009 per-share earnings rose 34 percent. Profits grew at double-digit rates in each of the company’s six business segments and in all geographic regions. Free cash flow (i) for the fourth quarter grew by 16 percent to $770 million.

The company posted full-year 2009 sales of $23.1 billion and earnings per share of $4.52, down 8.5 percent and 7.6 percent, respectively. Excluding special items (b-g), 2009 earnings declined 9.3 percent to $4.69 per share.

“By any measure, 2009 was a highly successful year for 3M and I could not be more proud of the 3M team for their undaunted effort in a challenging year,” said George W. Buckley, 3M chairman, president and chief executive officer. “We delivered tremendous results while continuing to invest significantly in our future with R&D investments of $1.3 billion and capital investments topping $900 million. And we posted a 21.7 percent operating margin for the year, equal to 2008 levels, which is a tremendous achievement in the midst of the worst recession since early last century.”

Buckley continued, “Importantly, our company got stronger and our results improved as the year went on, culminating with an outstanding fourth quarter. Sales in the quarter rose over 11 percent to $6.1 billion as all six business segments and all geographic regions expanded their sales year-on-year. These sales helped drive a 38 percent increase in operating profit, with all segments and geographies posting double-digit growth. Our strong fourth quarter gives me great confidence for continued success in 2010 and beyond.”

3M increased its 2010 GAAP per-share earnings expectations to a range of $4.90 to $5.10 versus a prior expected range of $4.85 to $5.00. The company expects organic sales volumes to grow 5 to 7 percent and currency effects to add 1 to 2 percent to sales for the year.

Fourth-Quarter Key Financial Highlights

Fourth-quarter worldwide sales totaled $6.1 billion, up 11.1 percent compared to the fourth quarter of 2008. Local-currency sales including acquisitions increased 6.4 percent and foreign exchange added 4.8 percent to sales growth in the quarter. All six of the company’s business segments posted higher year-on-year sales in local currencies, with Display and Graphics up 15.7 percent, Safety, Security and Protection Services up 7.9 percent, Consumer and Office up 7.1 percent, Health Care up 6 percent, Industrial and Transportation up 4.6 percent and Electro and Communications up 1.4 percent. Fourth-quarter net income was $935 million, or $1.30 per share, versus $676 million, or $0.97 per share, in the fourth quarter of 2008, excluding special items (b-g).

Full-Year Key Financial Highlights

Sales for the full year 2009 were $23.1 billion, down 8.5 percent, with local-currency sales including acquisitions down 5.6 percent and foreign exchange impacts reducing sales by 2.8 percent.  Local-currency sales grew by 3.6 percent in Health Care and declined by 0.5 percent in Consumer and Office, 2.7 percent in Safety, Security and Protection Services, 2.8 percent in Display and Graphics, 10.2 percent in Industrial and Transportation and 18 percent in Electro and Communications. Full-year net income was $3.31 billion, or $4.69 per share, versus $3.65 billion, or $5.17 per share, in 2008, excluding special items (b-g).

Business Segment Discussion

(Operating income and margin figures exclude special items (b-g))

Industrial and Transportation

•                  Fourth Quarter 2009:

•                  Sales increased 10 percent to $1.9 billion.

•                  Sales rose 4.6 percent in local currency; currency impacts added 5.4 percent to sales.

•                  Double-digit local-currency sales growth in the automotive OEM business, driven by favorable auto production comparisons, and in the renewable energy business.

•                  Local-currency sales up mid-single-digits in adhesives and tapes and in the automotive aftermarket business.

•                  Positive local-currency sales growth in all geographies, led by Asia Pacific and Latin America.

•                  Operating income of $397 million, with strong operating margins of 20.8 percent.

•                  Full Year 2009:

•                  Sales of $7.1 billion, down 12.9 percent; sales down 10.2 percent in local currencies, including 2.4 percentage points of growth from acquisitions; currency translation decreased full-year sales by 2.7 percent.

•                  Double-digit local-currency sales growth in the renewable energy business; automotive aftermarket grew at a mid-single-digit rate; sales down in other businesses, impacted by the soft economy.

•                  Operating income of $1.3 billion, with operating margins of 18.6 percent.

Health Care

•                  Fourth Quarter 2009:

•                  Sales of $1.1 billion, up 10.8 percent year-on-year.

•                  Sales up 6 percent in local currency; currency impacts added 4.9 percent to sales.

•                  Sales in local currencies grew at a double-digit rate in infection prevention solutions; also drove positive local-currency sales growth in health information systems, skin and wound care, food safety and in drug delivery systems.

•                  Oral care sales up in dollar terms and flat in local currencies; growth in orthodontic products was offset by slight sales declines in dental products.

•                  Broad-based sales growth drove profit increases in all businesses and in every geographic region.

•                  Operating income increased 26 percent to $375 million; operating margins were 32.7 percent.

•                  Full Year 2009:

•                  Sales of $4.3 billion, flat in dollar terms but up 3.6 percent in local currencies including nearly 1 percentage point from acquisitions; currency translation reduced full-year sales by 3.8 percent.

•                  Virtually all businesses posted positive local-currency sales growth despite recessionary impacts on health care spending; all geographic regions posted positive local-currency sales growth for the year.

•                  Operating income up 11 percent to $1.4 billion; operating income margins were 31.9 percent.

Consumer and Office

•                  Fourth Quarter 2009:

•                  Sales increased 11.4 percent year-on-year to $887 million.

•                  Sales up 7.1 percent in local currency, which includes 3.7 percentage points from acquisitions; currency impacts added 4.3 percent to sales growth.

•                  Double-digit local-currency sales growth in the home care and consumer health care businesses; single-digit increases in do-it-yourself and in stationery products.

•                  Office supplies business’ sales increased in dollar terms, but were down slightly in local currency; high unemployment levels continue to hurt growth in the office retail and wholesale channels.

•                  Sales increased in all geographic areas, led by Latin America and the U.S.

•                  Operating income increased 31.5 percent to $159 million; operating margins were 17.9 percent.

•                  Full Year 2009:

•                  Sales of $3.5 billion, down 3 percent in dollars; sales nearly flat in local currencies including 2.6 percent from acquisitions; currency translation decreased sales growth by 2.5 percent.

•                  Local-currency sales increased in consumer health care, home care and in do-it-yourself products, but declined in the office supply and stationery products businesses.

•                  Operating income increased 8.5 percent to $761 million and margins were 21.9 percent.

Display and Graphics

•                  Fourth Quarter 2009:

•                  Sales of $817 million, up 18.9 percent year-on-year.

•                  Sales rose 15.7 percent in local currency, including 2.2 percentage points of growth from acquisitions; currency impacts added 3.2 percent to global sales.

•                  Sales in optical systems rose 53 percent year-on-year, driven by new products for eco-friendly LCD displays along with substantial improvement in overall industry volumes versus last year’s challenging fourth quarter.

•                  Positive local-currency sales growth in traffic safety systems; sales declined year-on-year in commercial graphics business.

•                  Operating income more than doubled to $141 million, with margins of 17.3 percent.

•                  Full Year 2009:

•                  Sales of $3.1 billion, down 4.2 percent; sales in local currencies declined 2.8 percent, including 2.8 percentage points of growth from acquisitions; currency translation negatively impacted sales growth by 1.4 percent.

•                  Mid-single-digit local-currency sales growth in traffic safety systems and optical films businesses; double-digit local-currency sales declines in commercial graphics as the global recession significantly slowed spending on corporate advertising.

•                  Operating income of $612 million, down 1.9 percent for 2009; operating margins were 19.6 percent.

Safety, Security and Protection Services

•                  Fourth Quarter 2009:

•                  Sales rose 13.5 percent year-on-year to $828 million.

•                  Local-currency sales up 7.9 percent year-on-year; currency translation added 5.6 percent to sales.

•                  Growth was led by sales of personal protection products, particularly H1N1-related respirator demand; respirator manufacturing plants running full-out to meet demand.

•                  All geographic regions posted positive local-currency growth, led by Europe.

•                  Operating income increased 56 percent to $201 million, with strong operating margins of 24.3 percent.

•                  Full Year 2009:

•                  Sales declined 7.8 percent to $3.2 billion; local-currency sales down 2.7 percent including 2.7 percentage points of growth from acquisitions; currency translation decreased sales by 4.2 percent.

•                  Positive local-currency sales growth in personal protection products, driven by a surge in demand for respirators related to the H1N1 virus; other businesses’ sales down versus 2008.

•                  Full-year operating income of $747 million, about flat versus 2008, with operating income margins of 23.5 percent.

Electro and Communications

•                  Fourth Quarter 2009:

•                  Sales of $628 million, up 4.6 percent year-on-year.

•                  Sales increased 1.4 percent in local currency; currency translation added 3.9 percent to sales in the quarter.

•                  Majority of growth driven by electronics-related businesses in Asia; commercial construction and telecom infrastructure industries remain challenging.

•                  Operating income increased 34 percent to $118 million, with margins of 18.8 percent.

•                  Full Year 2009:

•                  2009 sales of $2.3 billion, down 19.7 percent.

•                  Sales declined 17.8 percent in local currency, and currency impacts reduced sales by 1.7 percent.

•                  Recession weighed heavily on all businesses, particularly telecom infrastructure, commercial construction and utilities.

•                  Full-year operating income of $333 million, with operating margins of 14.6 percent.

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9:30 a.m. Eastern time (8:30 a.m. Central time) today. Investors can access a Webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent Quarterly Reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Risk Factors” in Part I, Item 1A (Annual Report) and in Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

A recognized leader in research and development, 3M produces thousands of innovative products for dozens of diverse markets. 3M’s core strength is applying its more than 40 distinct technology platforms — often in combination — to a wide array of customer needs. With $23 billion in sales, 3M employs 75,000 people worldwide and has operations in more than 65 countries.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net sales	$6,122	$5,509	$23,123	$25,269
Operating expenses
Cost of sales	3,189	3,101	12,109	13,379
Selling, general and administrative expenses	1,265	1,307	4,907	5,245
Research, development and related expenses	326	346	1,293	1,404
(Gain) loss on sale of businesses	—	—	—	23
Total operating expenses	4,780	4,754	18,309	20,051
Operating income	1,342	755	4,814	5,218
Interest expense and income
Interest expense	54	57	219	215
Interest income	(11)	(29)	(37)	(105)
Total interest expense (income)	43	28	182	110
Income before income taxes	1,299	727	4,632	5,108
Provision for income taxes	348	186	1,388	1,588
Net income including noncontrolling interest	951	541	3,244	3,520
Less: Net income attributable to noncontrolling interest	16	5	51	60
Net income attributable to 3M (a)	$935	$536	$3,193	$3,460
Weighted average 3M common shares outstanding – basic	708.7	692.8	700.5	699.2
Earnings per share attributable to 3M common shareholders – basic	$1.32	$0.77	$4.56	$4.95
Weighted average 3M common shares outstanding – diluted	719.6	696.6	706.7	707.2
Earnings per share attributable to 3M common shareholders – diluted (a)	$1.30	$0.77	$4.52	$4.89
Cash dividends paid per 3M common share	$0.51	$0.50	$2.04	$2.00

(a)          3M adopted a new accounting standard relating to the reporting of noncontrolling interest in partially owned consolidated subsidiaries effective January 1, 2009.  The new standard, among other things, changed the presentation format and certain captions of the consolidated income statement and consolidated balance sheet. 3M uses the captions recommended by this standard in its consolidated financial statements such as “net income attributable to 3M” and “earnings per share attributable to 3M common shareholders — diluted.” However, in the preceding release 3M has shortened this language to “net income” and “earnings per share” (or a slight variation thereof), respectively.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and twelve-months ended December 31, 2009.

	Three-months ended			Twelve-months ended
	December 31, 2009			December 31, 2009
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$1,342	$935	$1.30	$4,814	$3,193	$4.52

Special items:
Restructuring activities (b)	—	—	—	209	128	0.18
Gain on sale of real estate (c)	—	—	—	(15)	(9)	(0.01)
Adjusted Non-GAAP measure	$1,342	$935	$1.30	$5,008	$3,312	$4.69

(b)       During the first three quarters of 2009, management approved and committed to undertake certain restructuring actions, which resulted in a net pre-tax charge for the twelve-months ended December 31, 2009 of $209 million. These charges included employee-related liabilities for severance/benefits and other of approximately $190 million and fixed asset impairments of approximately $19 million, with all business segments impacted by these actions. These charges were recorded in cost of sales; selling, general and administrative expenses; and research, development and related expenses, with these expenses totaling $110 million, $91 million and $8 million, respectively.

(c)        In June 2009, 3M completed the sale of a New Jersey roofing granule facility and recorded a pre-tax gain of $15 million. This gain was recorded in cost of sales within the Safety, Security and Protection Services business segment.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and twelve-months ended December 31, 2009. As discussed in more detail later in the section entitled “Business Segments,” 3M made certain changes to its business segments in the first quarter of 2009. Segment information for all periods presented has been reclassified to reflect these changes.

	Three-months ended			Twelve-months ended
	December 31, 2009			December 31, 2009
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$397	$—	$397	$1,238	$88	$1,326
Health Care	375	—	375	1,350	20	1,370
Consumer and Office	159	—	159	748	13	761
Safety, Security and Protection Services	201	—	201	745	2	747
Display and Graphics	141	—	141	590	22	612
Electro and Communications	118	—	118	322	11	333
Corporate and Unallocated	(28)	—	(28)	(100)	38	(62)
Elimination of Dual Credit	(21)	—	(21)	(79)	—	(79)
Total Operating Income	$1,342	$—	$1,342	$4,814	$194	$5,008

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months and twelve-months ended December 31, 2008.

	Three-months ended			Twelve-months ended
	December 31, 2008			December 31, 2008
			Diluted			Diluted
			earnings			earnings
	Operating	Net	per	Operating	Net	per
	income	income	share	income	income	share
Reported GAAP measure	$755	$536	$0.77	$5,218	$3,460	$4.89

Special items:
Restructuring actions (d)	229	147	0.21	229	147	0.21
Exit activities (e)	(10)	(7)	(0.01)	58	43	0.06
Loss on sale of businesses (f)	—	—	—	23	32	0.05
Gain on sale of real estate (g)	—	—	—	(41)	(28)	(0.04)
Adjusted Non-GAAP measure	$974	$676	$0.97	$5,487	$3,654	$5.17

(d)

During the fourth quarter of 2008, management approved and committed to undertake certain restructuring actions, which resulted in a pre-tax charge of $229 million. This charge primarily related to employee-related liabilities for severance and benefits, and fixed asset impairments. All business segments were impacted by these actions.

(e)

During the fourth quarter of 2008, a pre-tax benefit of $10 million was recorded, which primarily related to adjustments to employee-related liabilities for second and third-quarter 2008 exit activities. During the second and third quarters of 2008, management approved and committed to undertake certain exit activities, which resulted in a pre-tax charge of $68 million. These charges primarily related to employee-related liabilities and fixed asset impairments, with actions taken in Industrial and Transportation, Display and Graphics, Health Care, Safety, Security and Protection Services, and Corporate and Unallocated.

(f)

In June 2008, 3M completed the sale of HighJump Software, a 3M company, to Battery Ventures, a technology venture capital and private equity firm. 3M received proceeds of $85 million for this transaction and recognized, net of assets sold, transaction and other costs, a pre-tax loss of $23 million in the second quarter of 2008 (recorded in the Safety, Security and Protection Services segment). This pre-tax loss was reported on a separate line of the Consolidated Statement of Income. 3M’s tax basis in HighJump Software was significantly lower than its book value, primarily related to the treatment of acquired goodwill. This resulted in a gain for tax purposes, which increased the provision for income taxes by $9 million.

(g)

In 2008, 3M entered into a sale-leaseback transaction relative to an administrative location in Italy, which resulted in a pre-tax gain of approximately 29 million Euros ($41 million) in the third quarter of 2008. This gain was recorded in selling, general and administrative expenses in Corporate and Unallocated.

The reconciliation provided below reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the three-months and twelve-months ended December 31, 2008.

	Three-months ended			Twelve-months ended
	December 31, 2008			December 31, 2008
OPERATING	Reported		Adjusted	Reported		Adjusted
INCOME BY	GAAP	Special	Non-GAAP	GAAP	Special	Non-GAAP
BUSINESS SEGMENT	measure	items	measure	measure	items	measure
Industrial and Transportation	$214	$36	$250	$1,548	$66	$1,614
Health Care	249	50	299	1,175	60	1,235
Consumer and Office	103	18	121	683	18	701
Safety, Security and Protection Services	116	12	128	710	38	748
Display and Graphics	48	22	70	583	42	625
Electro and Communications	80	7	87	540	7	547
Corporate and Unallocated	(38)	74	36	58	38	96
Elimination of Dual Credit	(17)	—	(17)	(79)	—	(79)
Total Operating Income	$755	$219	$974	$5,218	$269	$5,487

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET (h)

(Dollars in millions)

(Unaudited)

	Dec. 31,	Dec. 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$3,040	$1,849
Marketable securities	744	373
Accounts receivable — net	3,250	3,195
Inventories	2,639	3,013
Other current assets	1,122	1,168

Total current assets	10,795	9,598
Marketable securities — non-current	825	352
Investments	103	111
Property, plant and equipment — net	7,000	6,886
Prepaid pension benefits	78	36
Goodwill, intangible assets and other assets	8,449	8,810

Total assets	$27,250	$25,793

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$613	$1,552
Accounts payable	1,453	1,301
Accrued payroll	680	644
Accrued income taxes	252	350
Other current liabilities	1,899	1,992

Total current liabilities	4,897	5,839
Long-term debt	5,097	5,166
Pension and postretirement benefits	2,227	2,847
Other liabilities	1,727	1,637

Total liabilities	13,948	15,489

Total equity — net	13,302	10,304
Shares outstanding
December 31, 2009: 710,599,119 shares
December 31, 2008: 693,543,287 shares

Total liabilities and equity	$27,250	$25,793

(h)

Certain amounts in the prior years’ Consolidated Balance Sheet have been reclassified to conform to the current year presentation. As discussed in Note 1 in 3M’s Current Report on Form 8-K filed on May 13, 2009 (which updated 3M’s 2008 Annual Report on Form 10-K), 3M adopted accounting standards related to noncontrolling interest and convertible debt instruments, effective January 1, 2009. Both standards required retrospective application. In addition, 3M reclassified balance sheet amounts related to life insurance policies from investments to other assets and also reclassified current and non-current balance sheet amounts related to income taxes between deferred income taxes and accrued income taxes.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	December 31,
	2009	2008
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,941	$4,533
Cash flows from investing activities:
Purchases of property, plant and equipment	(903)	(1,471)
Acquisitions, net of cash acquired	(69)	(1,394)
Other investing activities	(760)	466

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,732)	(2,399)
Cash flows from financing activities:
Change in debt	(1,014)	1,037
Purchases of treasury stock	(17)	(1,631)
Reissuances of treasury stock	431	289
Dividends paid to stockholders	(1,431)	(1,398)
Other financing activities	17	(63)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(2,014)	(1,766)

Effect of exchange rate changes on cash	(4)	(415)

Net increase (decrease) in cash and cash equivalents	1,191	(47)
Cash and cash equivalents at beginning of period	1,849	1,896
Cash and cash equivalents at end of period	$3,040	$1,849

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	December 31,
	2009	2008
NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$4,941	$4,533
Purchases of property, plant and equipment	(903)	(1,471)
Free Cash Flow (i)	$4,038	$3,062

(i)           Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	December 31,
	2009	2008
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (j)	5.5	4.5

(j)           The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended December 31, 2009
	United States	Europe	Asia- Pacific	Latin America/ Canada	World- Wide
Volume — organic	0.2%	(1.8)%	18.9%	(0.6)%	4.4%
Price	1.6	1.6	(2.1)	5.8	1.1
Organic local-currency sales	1.8	(0.2)	16.8	5.2	5.5
Acquisitions	1.2	1.5	0.1	0.9	0.9
Local-currency sales	3.0	1.3	16.9	6.1	6.4
Divestitures	—	(0.3)	—	—	(0.1)
Translation	—	7.8	5.4	12.8	4.8
Total sales change	3.0%	8.8%	22.3%	18.9%	11.1%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended December 31, 2009
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change
Industrial and Transportation	4.4%	0.2%	4.6%	—%	5.4%	10.0%
Health Care	6.0%	—%	6.0%	(0.1)%	4.9%	10.8%
Consumer and Office	3.4%	3.7%	7.1%	—%	4.3%	11.4%
Safety, Security and Protection Services	7.9%	—%	7.9%	—%	5.6%	13.5%
Display and Graphics	13.5%	2.2%	15.7%	—%	3.2%	18.9%
Electro and Communications	0.9%	0.5%	1.4%	(0.7)%	3.9%	4.6%

Sales Change Analysis

By Geographic Area

	Twelve-Months Ended December 31, 2009
	United States	Europe	Asia- Pacific	Latin America/ Canada	World- Wide
Volume — organic	(11.9)%	(11.9)%	(3.4)%	(10.0)%	(9.5)%
Price	2.5	1.9	(1.9)	8.6	1.8
Organic local-currency sales	(9.4)	(10.0)	(5.3)	(1.4)	(7.7)
Acquisitions	2.4	3.5	0.5	1.4	2.1
Local-currency sales	(7.0)	(6.5)	(4.8)	—	(5.6)
Divestitures	(0.3)	(0.1)	—	—	(0.1)
Translation	—	(7.4)	0.1	(7.6)	(2.8)
Total sales change	(7.3)%	(14.0)%	(4.7)%	(7.6)%	(8.5)%

Worldwide

Sales Change Analysis

By Business Segment

	Twelve-Months Ended December 31, 2009
	Organic local- currency sales	Acqui- sitions	Local- currency sales	Divest- itures	Trans- lation	Total sales change
Industrial and Transportation	(12.6)%	2.4%	(10.2)%	—%	(2.7)%	(12.9)%
Health Care	2.7%	0.9%	3.6%	—%	(3.8)%	(0.2)%
Consumer and Office	(3.1)%	2.6%	(0.5)%	—%	(2.5)%	(3.0)%
Safety, Security and Protection Services	(5.4)%	2.7%	(2.7)%	(0.9)%	(4.2)%	(7.8)%
Display and Graphics	(5.6)%	2.8%	(2.8)%	—%	(1.4)%	(4.2)%
Electro and Communications	(18.4)%	0.6%	(17.8)%	(0.2)%	(1.7)%	(19.7)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2009, 3M made certain changes to its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. Segment information for all periods presented has been reclassified to reflect this new segment structure. Refer to 3M’s Current Report on Form 8-K filed May 13, 2009, which updated 3M’s Annual Report on Form 10-K filed February 17, 2009, for discussion of these changes.

BUSINESS

SEGMENT

INFORMATION

(Millions)

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2009	2008	2009	2008
NET SALES
Industrial and Transportation	$1,908	$1,735	$7,116	$8,173
Health Care	1,149	1,037	4,294	4,303
Consumer and Office	887	796	3,471	3,578
Safety, Security and Protection Services	828	729	3,180	3,450
Display and Graphics	817	687	3,132	3,268
Electro and Communications	628	600	2,276	2,835
Corporate and Unallocated	—	2	12	23
Elimination of Dual Credit	(95)	(77)	(358)	(361)
Total Company	$6,122	$5,509	$23,123	$25,269

OPERATING INCOME
Industrial and Transportation	$397	$214	$1,238	$1,548
Health Care	375	249	1,350	1,175
Consumer and Office	159	103	748	683
Safety, Security and Protection Services	201	116	745	710
Display and Graphics	141	48	590	583
Electro and Communications	118	80	322	540
Corporate and Unallocated	(28)	(38)	(100)	58
Elimination of Dual Credit	(21)	(17)	(79)	(79)
Total Company	$1,342	$755	$4,814	$5,218

For the three-months and twelve-months ended December 31, 2009 and December 31, 2008, refer to the preceding notes (b-g) and the preceding reconciliation of operating income by business segment for a discussion and summary of items that impacted reported business segment operating income.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000